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                                                                  EXHIBIT 10.29

                                                                [JPMORGAN LOGO]

Stephen B. King      December 2, 1994
Vice President

Morgan Guaranty      Service Corporation International plc
Trust Company of     c/o Service Corporation International
New York             1929 Allen Parkway
                     Houston, Texas 77019

60 Wall Street
New York NY
10260-0060
                     Service Corporation International
Tel: 212 648-7415    1929 Allen Parkway
                     Houston, Texas 77019

                     Ladies and Gentlemen:


        Reference is made to (i) the Sterling Note, dated September 2, 1994, issued by Service Corporation International plc, a United Kingdom public limited company (the "Borrower"), to Morgan Guaranty Trust Company of New York, a New York State banking corporation (the "Bank"), in the aggregate principal amount of Pound Sterling 185,000,000 (the "Note"); (ii) the guaranty, dated as of September 2, 1994, between Service Corporation International, a Texas corporation (the "Guarantor"), and the Bank (the "Guaranty"); (iii) the Amended and Restated Competitive Advance Revolving Credit Facility Agreement (Facility
A), dated as of November 10, 1993, as amended by the First Amendment thereto, dated July 28, 1994, among the Guarantor, the Banks named therein, Chemical Bank, as Auction Administration Agent (the "Auction Administration Agent"), Texas Commerce Bank National Association, as Administrative Agent (the "Administrative Agent"), and Bank of America National Trust and Savings Association, as Co-Agent (the "Co-Agent") (the "Credit Agreement"); and (iv) the ISDA Master Agreement, dated as of February 4, 1993, as amended by the Amendment to the Master Agreement, dated as of August 12, 1993, between the Bank and the Guarantor (the "Master Agreement").

        The undersigned agrees that (i) the Second Amendment to Amended and Restated Competitive Advance and Revolving Credit Facility (Facility A), dated as of November 15, 1994, among the guarantor, the Banks named therein, the Auction Administration Agent, the Administrative Agent and the Co-Agent (the "Second Amendment"), and the Third Amendment to Amended and Restated Competitive Advance Revolving Credit Facility (Facility A), dated as of December 2, 1994, among the Guarantor, the Banks named therein, the Auction Administration Agent, the Administrative Agent and the Co-Agent (the "Third Amendment" and, together with the Second Amendment, the "Credit Agreement Amendments") which amend certain definitions, agreements, covenants and obligations contained in the Credit Agreement, shall constitute amendments of the same definitions, agreements, covenants and obligations as incorporated by reference into Section 8 of the Guaranty; (ii) for purposes of Event of Default
(b) on page 6 of the Note, references in said Event of Default to the term "Guaranty" shall be to the Guaranty as amended by the Credit Agreement Amendments pursuant to the terms hereof; and (iii) Section 14 of the Master Agreement is amended to include the following:


                " "Credit Agreement" means, the Amended and Restated Competitive Advance and Revolving Credit Facility (Facility A), dated as of November 10, 1993,

A subsidiary of
J.P. Morgan & Co.
Incorporated





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                                                                [JP MORGAN LOGO]

December 2, 1994 - page 2

        as amended by the First Amendment thereto, dated July 28, 1994, and as further amended by the Second Amendment thereto, dated November 15, 1994, and as further amended by the Third Amendment, dated December 2, 1994, among the Counterparty, the Banks named therein, Chemical Bank, as Auction Administration Agent, Texas Commerce Bank National Association, as Administrative Agent, and Bank of America National Trust and Savings Association, as Co-Agent, a copy which is attached as Exhibit A hereto."

thereby superseding the definition of "Credit Agreement" set forth in Section 6 of the Amendment.

        Notwithstanding the foregoing, each of the Note, the Guaranty and the Master Agreement shall remain in full force and effect in accordance with its respective terms, except to the extent each is amended hereby. The agreement contained herein is made solely with respect to terms of the Note, the Guaranty and the Master Agreement referred to herein and is not to be construed as an amendment of any other provision of the Note, the Guaranty or the Master Agreement.

        This agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

        This agreement shall be binding upon, and shall inure to the benefit of, the Bank, the Borrower and the Guarantor and their respective successors and assigns.

                                           Very truly yours,

                                           MORGAN GUARANTY TRUST COMPANY
                                             OF NEW YORK

                                           By:  /s/  STEPHEN B. KING
                                               ------------------------------
                                           Name:     Stephen B. King
                                           Title:    Vice President






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                                                             [JP MORGAN LOGO]


December 2, 1994 - page 3


Agreed to and accepted
as of the date hereof,

SERVICE CORPORATION INTERNATIONAL PLC

By: /s/ JAMES M. SHELGER
    -------------------------------------
Name:   James M. Shelger
Title:  Secretary

SERVICE CORPORATION INTERNATIONAL

By: /s/ SAMUEL W. RIZZO
    -------------------------------------
Name:   Samuel W. Rizzo
Title:  Executive Vice President
        Chief Financial Officer/Treasurer





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                                                                [JP MORGAN LOGO]


STEPHEN B. KING    December 13, 1994
Vice President

Morgan Guaranty    Mr. Samuel W. Rizzo
Trust Company of   EVP & CFO
New York           Service Corporation International
                   1929 Allen Parkway
60 Wall Street     Houston, Texas 77219-0548
New York NY
10260-0060

Tel: 212 648-7415

Dear Sam:

        As promised, I am writing to confirm the credit enhancement structure(s) to be used for the U.S. dollar/pound sterling currency swaps (the "L. swaps") between Service Corporation International ("SCI") and Morgan Guaranty Trust Company of New York ("MGT"). To summarize, SCI would make a payment or provide a letter of credit, as described further below, should the marked-to-market ("MTM") value of the two swaps to MGT exceed the following thresholds based upon the lower of SCI's Moody's and S&P ratings.

                              Credit Enhancement            Mark-to-Market
       SCI Rating           Threshold ($ millions)            Frequency
       ----------           ----------------------          --------------
          > A                        165                      Quarterly
          -
        A-/BBB+                      120                      Quarterly
         BBB                          80                      Quarterly
         BBB-                         30                       Monthly
        < BB+                          0                     At any time
        -

        As discussed, the above thresholds will not apply for the first five years following the date of this letter, unless at any time SCI is rated BB+ or lower by either Moody's or S&P, in which case these thresholds will become effective immediately. Once the thresholds are in effect, if the MTM value exceeds the relevant credit enhancement threshold while SCI is rated BBB or higher, the MTM frequency would be adjusted to monthly until the MTM value drops back below the threshold. If the MTM value reaches the threshold while SCI is rated BBB-, MGT reserves the right to mark-to-market more frequently at its option.

        If, after credit enhancement has been posted, the MTM value on any subsequent MTM date is less than the previous MTM value, the amount of excess credit enhancement would be returned to the party which had posted it in the first place. As discussed, the above thresholds would apply to MGT if it is rated BBB+ or below.

        As discussed, in addition to the credit enhancement terms which are contained in this letter, the sterling swaps would be governed by the existing ISDA Master Agreement between SCI and MGT dated as of February 4, 1994, as amended August 12, 1993, and as further amended December 2, 1993 (the "Master Agreement"). We propose to document the following structures in a further amendment to the Master Agreement.


A subsidiary of
J.P. Morgan & Co.
Incorporated



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Page 2

"PRINCIPAL RESET" ALTERNATIVE

In the event that the MTM value of the swaps to MGT exceeds the thresholds outlined above, SCI would make a payment (the "principal reset payment") to MGT equal to the excess amount. In return, the U.S. dollar notional amount of the 10-year L. swap would be increased by an equivalent amount. Future swap payments made by MGT would be increased by the amount of interest (based on prevailing swap rates) on the amount of the principal reset payments, and the principal reset payments would be taken into account in the final exchange of principal (U.S. dollars for L.) at the maturity of the swap.

Accounting treatment: Assuming that the L. swaps are designated as a hedge of SCI's investment in its U.K. assets or subsdidiary[ies], we have been advised by outside accounting advisors that any principal reset payments made by SCI should not have any net impact on its income statement. In addition, the principal reset payments should adready be largely reflected on SCI's balance sheet, in the foreign translation adjustment component of stockholders' equity.

Tax treatment: According to Ben Lopata and Allen Friedman, a principal reset payment would likely be treated as a loan from SCI to MGT and would therefore have no tax effect other than the implicit interest earned on it by SCI going forward.

LETTER OF CREDIT ALTERNATIVE

If it preferred, SCI could post a letter of credit ("L/C") acceptable to MGT in an amount equal to the excess MTM value. As long as the amount of the L/C is at least equal to the excess MTM value as of each mark-to-market date, SCI would not have to put up such cash, and the terms of the swap would remain unchanged. The L/C alternative should not have any material tax or accounting impact on SCI.

SWAP UNWIND ALTERNATIVE

Although, this alternative will not be formerly covered in the swap documentation, we can acknowledge SCI's right in the event that the MTM value of the sterling swaps to MGT exceeds the relevant thresholds to unwind that amount of swap(s) which would reduce the MTM value to the threshold level. For example, if the aggregate MTM value is $150 million and the threshold is $100 million, SCI would unwind that amount of the 10-year L. swap which had an MTM value of $50 million by making a payment (the "swap unwind payment") equal to the excess MTM value (i.e. $50 million). In order that SCI remain hedged, it could enter into a new swap with MGT having a comparable L. notional amount (corresponding to the amount of the original swap which was unwound) and maturity but with other terms based on prevailing market conditions such that the initial MTM value of the new swap would be zero.

Accounting treatment: We believe that the accounting treatment for the swap unwind structure should be substantially similar to that which would result from the principal reset alternative.


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                                                             [JP MORGAN LOGO]
Page 3


Tax treatment: Under the swap unwind alternative, it should be possible to ensure that the swap unwind payment would be deductible when made.

Please note that, as bankers, we are not qualified to opine on tax and accounting matters and therefore suggest that you obtain definitive tax and accounting advice on the structures outlined above from your own professional advisors.

To confirm your agreement to the credit enhancement structures described above, please sign the enclosed copy of this letter below and return it to me by facsimile (212-648-5336), with hard copy to follow. I look forward to working with you and your colleagues to finalize this arrangement.

With best regards,

/s/  STEPHEN B. KING
    ----------------------
     Stephen B. King

ACCEPTED AND AGREED:

By;   SAMUEL W. RIZZO
    ----------------------
      SAMUEL W. RIZZO
      EVP & CFO

Date: 12/14/94

cc:   Greg Cauthen
      Ben Lopata/Allen Friedman
      Tam Hagerstrom/Keysha Bailey/Raj Kundra
      Howard Powers